UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2005

Date of Report (Date of earliest event reported)

REALTY INCOME CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

220 West Crest Street
Escondido, California 92025-1707

(Address of principal executive offices) (Zip Code)

(760) 741-2111

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On June 17, 2005, Realty Income Corporation, or the Company, entered into a Credit Agreement among the Company, as Borrower, certain subsidiaries of the Company, as Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and co-lead Arranger, Bank of New York, as Documentation Agent and co-lead Arranger, Bank of America, N.A. and Wachovia Bank, National Association, as co-Syndication Agents, and AmSouth Bank, U.S. Bank National Association, Bank of Montreal and Chevy Chase Bank, FSB.  The term of the Credit Agreement will begin on October 28, 2005 upon the termination of the Company’s existing acquisition credit facility.  The Credit Agreement provides for a $300 million unsecured revolving credit facility maturing October 28, 2008. Borrowings under the credit facility bear interest at the LIBOR rate or the base rate, each as defined, plus a margin of 0.65% for LIBOR loans based on the Company’s current debt ratings. A quarterly commitment fee of 0.15% per annum is payable on the then revolving committed amount, as defined, based on the Company’s current debt ratings.

Item 9.01                                             Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit Number	Exhibit Description
10.1

Credit Agreement among the Company, as Borrower, certain subsidiaries of the Company, as Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and co-lead Arranger, Bank of New York, as Documentation Agent and co-lead Arranger, Bank of America, N.A. and Wachovia Bank, National Association, as co-Syndication Agent, and AmSouth Bank, U.S. Bank National Association, Bank of Montreal and Chevy Chase Bank, FSB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALTY INCOME CORPORATION

Date: June 17, 2005	By:	/s/ Michael R. Pfeiffer
	Name:	Michael R. Pfeiffer
	Title:	Executive Vice-President, General Counsel and Secretary